SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X] Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]   Preliminary Proxy Statement                [ ]    Confidential,  for   Use
                                                        of the  Commission  Only
                                                        (as  permitted  by  Rule
                                                        14a-6(e)(2))

[X]   Definitive Proxy Statement

[ ]   Definitive Additional Materials

[ ]   Soliciting   Material   Pursuant  to  Section   240.14a-11(c)  or  Section
      240.14a-12

                                TOYS "R" US, INC.
                (Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than Registrant) Payment of Filing Fee (Check the appropriate box):

[X]   No fee required

[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      1)    Title of each class of securities to which transaction applies:

      2)    Aggregate number of securities to which transaction applies:

      3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

      4)    Proposed maximum aggregate value of transaction:

      5)    Total fee paid:

[ ]   Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      1)    Amount Previously Paid:

      2)    Form, Schedule, or Registration Statement No.:

      3)    Filing Party:

      4)    Date Filed:


 .

                             [LOGO] TOYS "R" US (R)
                                 461 FROM ROAD
                               PARAMUS, NJ 07652

JOHN H. EYLER, JR.
CHIEF EXECUTIVE OFFICER

                                                                  April 28, 2000
Dear Stockholder:

      I am pleased to invite you to our Company's 2000 Annual Meeting of Stockholders on Wednesday, June 7, 2000, beginning at 10:00 a.m. The meeting will be held at the 200 Fifth Club, 200 Fifth Avenue, New York, New York 10010. (The 200 Fifth Club is located in the rear of the lobby of the International Toy Center South, on Fifth Avenue between West 23rd and West 24th Streets.)

      The formal Notice of Annual Meeting and the Proxy Statement follow. It is important that your shares be represented and voted at the meeting, regardless of the size of your holdings. Accordingly, please mark, sign and date the enclosed Proxy and return it promptly in the enclosed envelope to ensure that your shares will be represented.

      If you plan to attend the Annual Meeting, please bring this letter with you to the meeting, as it will serve as your admittance pass to the meeting. Additionally, in order to better accommodate you, we ask that you contact us at 1-800-236-0397 to advise us that you plan on attending the 2000 meeting.

                                                          Sincerely,

                                                          /s/ John H. Eyler, Jr.

                             [LOGO] TOYS "R" US (R)
                                 461 FROM ROAD
                               PARAMUS, NJ 07652

              ---------------------------------------------------
              NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                                  June 7, 2000
              ---------------------------------------------------

TO THE STOCKHOLDERS OF
TOYS "R" US, INC.

      The Annual Meeting of Stockholders of Toys "R" Us, Inc. (the "Company") will be held at the 200 Fifth Club, 200 Fifth Avenue, New York, New York 10010 (the 200 Fifth Club is located in the rear of the lobby of the International Toy Center South, on Fifth Avenue between West 23rd and West 24th Streets), on Wednesday, June 7, 2000 at 10:00 A.M., for the following purposes:

      1.    to elect directors;

      2.    to consider and act upon  stockholder  proposals:

            proposal No. 1 -- Maximize  Value  Resolution

            proposal  No. 2 -- Golden  Parachute Resolution

            proposal  No. 3 -- to  redeem  the  stockholder  rights agreement;
            and

      3. to consider and transact such other business as may properly be brought before the meeting or any adjournment or adjournments thereof.

      Only stockholders of record at the close of business on April 10, 2000 will be entitled to vote at the meeting.

                                                         DENNIS J. BLOCK
                                                         Secretary

April 28, 2000

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                 ---------------
                                 PROXY STATEMENT
                                 ---------------

                                TOYS "R" US, INC.
                                  461 From Road
                            Paramus, New Jersey 07652

                         Annual Meeting of Stockholders
                                  June 7, 2000

                             SOLICITATION OF PROXIES

      The accompanying proxy is solicited by the Board of Directors of Toys "R" Us, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held at the 200 Fifth Club, 200 Fifth Avenue, New York, New York 10010, on Wednesday, June 7, 2000 at 10:00 A.M., or at any adjournment or adjournments thereof.

      A stockholder who executes a proxy may revoke it at any time before it is voted. Attendance at the meeting shall not have the effect of revoking a proxy unless the stockholder so attending shall, in writing, so notify the secretary of the meeting at any time prior to the voting of the proxy. A proxy that is properly signed and not revoked will be voted for the nominees for election as directors listed herein unless contrary instructions are given or the persons named in the proxy elect to exercise their discretionary authority to accumulate votes in favor of less than all nominees. As to the other matters to be presented at the meeting, all proxies received pursuant to this solicitation will be voted except as to matters where authority to vote is specifically withheld. Where a choice is specified as to a proposal, they will be voted in accordance with such specification, and if no instructions are given, the persons named in the proxy intend to vote AGAINST approval of (i) Stockholder Proposal No. 1 - Maximize Value Resolution; (ii) Stockholder Proposal No. 2 - Golden Parachute Resolution; and (iii) Stockholder Proposal No. 3 - to redeem the stockholder rights agreement. The Board of Directors knows of no other business to come before the meeting, but if other matters properly come before the meeting, the persons named in the proxy intend to vote thereon in accordance with their best judgment.

      The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company will reimburse brokers or other persons holding stock in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such stock. It is anticipated that the mailing of this Proxy Statement will commence on or about April 28, 2000.

                                VOTING SECURITIES

      The Company had outstanding 224,768,251 shares of common stock ("Common Stock") at the close of business on April 10, 2000, which are the only securities of the Company entitled to be voted at the meeting. Each share of Common Stock is entitled to one vote (except as stated below under "Election of Directors") on each matter as may properly be brought before the meeting. Only stockholders of record at the close of business on April 10, 2000 will be entitled to vote.

      With regard to the election of directors, votes may be cast in favor of or withheld from each nominee. Directors are elected by a plurality of the votes cast in the election. Votes that are withheld will be excluded entirely from the vote and will have no effect. Under the rules of the New York Stock Exchange (the "NYSE"), brokers who hold shares in street name have the authority to vote on certain "routine" matters when they have not received instructions from beneficial owners. Brokers that do not receive instructions are entitled to vote on the election of directors. Under applicable law, a broker non-vote will have no effect on the outcome of the election of directors.

      The affirmative vote of a majority of the shares of Common Stock represented at the meeting and entitled to vote is required for: (i) the approval of Stockholder Proposal No. 1 - Maximize Value Resolution; (ii) the approval of Stockholder Proposal No. 2 - Golden Parachute Resolution; and (iii) the approval of Stockholder Proposal No. 3 - to redeem the stockholder rights agreement. An abstention with respect to any of these proposals will be counted as present for purposes of determining the existence of a quorum, but will have the practical effect of a negative vote as to that proposal. The NYSE determines whether brokers who do not receive instructions will be entitled to vote on these proposals. In the event of a broker non-vote with respect to any such proposal coming before the meeting caused by the beneficial owner's failure to authorize a vote on such proposal, the proxy will be counted as present for the purpose of determining the existence of a quorum, but will not be deemed present and entitled to vote on that proposal for the purpose of determining the total number of shares of which a majority is required for adoption, having the practical effect of reducing the number of affirmative votes required to achieve a majority vote for such matter by reducing the total number of shares from which a majority is calculated.

      Proxies identifying individual stockholders are confidential except: (i) as necessary to determine compliance with law or assert or defend legal claims;
(ii) as necessary to allow the inspector of elections to certify the results of a vote; (iii) in the event that a stockholder expressly authorizes disclosure with respect to his or her vote; (iv) in certain circumstances in a contested proxy solicitation; or (v) in the event that a stockholder makes a written comment on a proxy card or an attachment to it. The Company retains an independent organization to tabulate stockholder votes and to certify voting results.

                             PRINCIPAL STOCKHOLDERS

      As of April 10, 2000, the following are the only entities known to the Company to be the beneficial owners of more than five percent of the Common
Stock:

                                                       Total Number
                                                         of Shares
     Name and Address of                               Beneficially    Percent
      Beneficial Owner                                     Owned       of Class
     -------------------                               ------------    --------
Barrow, Hanley, Mewhinney & Strauss, Inc.(1) ........    16,071,690      7.15%
  One McKinney Plaza
  3232 McKinney Avenue, 15th Floor
  Dallas, TX 75204-2429

Legg Mason, Inc.(2) .................................    25,164,085     11.20%
  100 Light Street
  Baltimore, MD 21203

Trimark Financial Corporation(3) ....................    16,023,600      7.13%
  One First Canadian Place
  Suite 5600, P.O. Box 487
  Toronto, Ontario M5X 1E5

----------
(1) According to the Schedule 13G, dated February 8, 2000, filed with the Securities and Exchange Commission (the "Commission") by Barrow, Hanley, Mewhinney & Strauss, Inc., an Investment Adviser incorporated under the laws of Nevada ("BHMS"), at December 31, 1999, BHMS was the beneficial owner of 16,071,690 shares of Common Stock. The Schedule 13G indicates that BHMS has the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of, the Common Stock held by certain clients of BHMS, none of which has such right or power with respect to five percent or more of the Common Stock.

(2) According to the Schedule 13G, filed with the Commission on February 14, 2000, by Legg Mason, Inc., a parent holding company incorporated in Maryland ("Legg Mason"), Legg Mason beneficially owned 25,164,085 shares of Common Stock with sole voting power and sole dispositive power over 17,604,466 shares and shared voting power and shared dispositive power over 7,559,619 shares. The Legg Mason subsidiaries that acquired Common Stock were identified and classified as follows: Legg Mason Funds Adviser, Inc., as investment adviser with discretion; Legg Mason Wood Walker, Inc., as investment adviser and broker/dealer with discretion; Legg Mason Capital Management, Inc., as investment adviser with discretion; Legg Mason Trust, fsb, as investment adviser with discretion; Bartlett & Co., as investment adviser with discretion; Brandywine Asset Management, Inc., as investment adviser with discretion; Batterymarch Financial Management, Inc., as investment adviser with discretion.

(3) According to the Schedule 13G, dated February 1, 2000, filed with the Commission by Trimark Financial Corporation, a corporation incorporated under the laws of Ontario, Canada ("Trimark"), certain Trimark mutual funds (the "Trimark Funds"), which are trusts organized under the laws of Ontario, Canada, are owners of record of 16,023,600 shares of Common Stock. Trimark Investment Management Inc. ("TIMI"), a corporation incorporated under the laws of Canada, is a manager and trustee of the Trimark Funds. TIMI is qualified to act as an investment adviser and manager of the Trimark Funds in the province of Ontario pursuant to a registration under the Securities Act (Ontario). Trimark owns 100% of the voting equity securities of TIMI.

      The determination that there were no other persons, entities or groups known to the Company to beneficially hold more than 5% of the Common Stock was based on a review of all statements filed with respect to the Company since the beginning of the past fiscal year with the Commission pursuant to Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the "Securities Exchange Act").

                              ELECTION OF DIRECTORS

      In accordance with the recommendation of its Nominating Committee, the Board of Directors has proposed for election at the Annual Meeting of Stockholders the 8 individuals listed below to serve (subject to the Company's By-Laws) as directors of the Company until the next annual meeting and until the election and qualification of their successors. Robert A. Bernhard and Howard W. Moore, current directors of the Company, have decided not to stand for re-election, and the Board of Directors has determined not to fill their positions. All of the nominees are current directors of the Company and were elected by the stockholders at the annual meeting held in 1999, except for John
H. Eyler, Jr., who was appointed in January 2000. If any such person should be unwilling or unable to serve as a director of the Company (which is not anticipated) the persons named in the proxy will vote the proxy for substitute nominees selected by them unless the number of directors has been reduced to the number of nominees willing and able to serve.

      In electing directors, holders of Common Stock have cumulative voting rights; that is, each holder of record of Common Stock shall be entitled to as many votes as shall equal the number of shares owned of record multiplied by the number of directors to be elected, and may cast all of such votes for a single director or may distribute them among all or some of the directors to be voted for, as such holder sees fit. Unless contrary instructions are given, the persons named in the proxy will have discretionary authority to accumulate votes in the same manner.

      Certain information for each nominee for director is set forth below:

                                                                             Common Stock
                                                                             Beneficially
                                                                              Owned as of         Percent
Principal Occupation, Employment, etc.                                       March 7, 2000        of Class
--------------------------------------                                       -------------        --------
RoAnn Costin ..............................................................     17,271(a)(b)         *
   President of Reservoir Capital Management, Inc., an investment management firm since prior to 1995; director of the Company since June 1996; age 47 years.

John H. Eyler, Jr. ........................................................     25,000               *
   President, Chief Executive Officer and director of the Company since
   January 2000. Chairman and Chief Executive Officer of
   FAO Schwartz since prior to 1995 to January 2000;
   director of Donna Karan International Inc.; age 52 years.

Michael Goldstein .........................................................  1,405,994(c)            *
   Acting Chief Executive Officer of the Company from September 1999 to January 2000 and Chairman of the Board since February 1998;
   Vice Chairman of the Board and Chief Executive Officer of the
   Company since prior to 1995 to February 1998; director of the
   Company since 1989; director of Houghton Mifflin Co., United Retail
   Group Inc., and Finlay Enterprises, Inc.; age 58 years.

                                                                             Common Stock
                                                                             Beneficially
                                                                              Owned as of         Percent
Principal Occupation, Employment, etc.                                       March 9, 2000        of Class
--------------------------------------                                       -------------        --------
Calvin Hill ...............................................................     13,935(a)(b)(d)      *
   Independent Consultant since prior to 1995; director of the Company since 1997; director of the March of Dimes and The Special Olympics;
   age 53 years.

Shirley Strum Kenny .......................................................     18,608(a)(b)         *
   President of the State University of New York at Stony Brook since prior to 1995; director of the Company since 1990; director of
   Computer Associates International, Inc.; age 65 years.

Charles Lazarus ...........................................................     68,493(b)            *
   Chairman Emeritus of the Board since February 1998; Chairman of the Board since prior to 1995 to February 1998; director of the
   Company since 1969; director of Loral Space and Communications;
   age 76 years.

Norman S. Matthews ........................................................     30,408(a)(b)         *
   Independent retail consultant since prior to 1995; President of
   Federated Department Stores, Inc. from 1987 to 1988 and Vice
   Chairman of the Board of Federated Department Stores, Inc. from
   1983 to 1988; director of the Company since 1995; director of
   Lechter's Inc., Finlay Enterprises, Inc., Progressive Corp., and
   Sunoco, Inc.; age 67 years.

Arthur B. Newman ..........................................................     26,126(a)(b)         *
   Senior Managing Director of The Blackstone Group L.P., a private investment firm, since prior to 1995; director of the Company since 1997; age 56 years.

----------
*     Less than 1% of the outstanding Common Stock.

(a)   Includes 10,500,  7,200, 15,500,  16,100 and 10,600 shares for Ms. Costin,
      Mr. Hill, Ms. Kenny, and Messrs. Matthews and Newman, respectively, which such persons have the right to acquire upon exercise of currently exercisable options, and the percentage is calculated on the basis that such shares are deemed outstanding.

(b)   Includes  6,271,  6,600,  1,321,  2,734,  10,308  and 10,526  Stock  Units
      (rounded down to the nearest whole share) for Ms. Costin, Mr. Hill, Ms. Kenny and Messrs. Lazarus, Matthews and Newman (collectively the "Non-Employee Directors"), respectively. Each Stock Unit represents the right to receive a share of Common Stock and was received in lieu of cash for all or a portion of their director's fees. The stock underlying the Stock Units was purchased by the Company in its name for the benefit of each Non-Employee Director and will be delivered to each Non-Employee Director in exchange for Stock Units upon vesting. Stock Units awarded prior to June 1999 vest upon the Non-Employee Director's death, retirement, or resignation. Stock Units awarded pursuant to the Non-Employee Directors' Stock Unit Plan, which became effective on June 10, 1999, vest on the first anniversary of the award date.

(c) Includes 1,082,246 shares which Mr. Goldstein has the right to acquire upon exercise of currently exercisable options, of which options to purchase 832,246 shares, although exercisable, provide that the shares acquired upon the exercise of such options having a value equal to the aggregate fair market value over the exercise price of such options are generally subject to forfeiture under certain conditions. Also includes 319,270 shares required to be held for a minimum of two years from the date on which such shares were deposited in a trust established by the Company (the "Grantor Trust"); Mr. Goldstein does not have voting power with respect to the shares held in the Grantor Trust and will forfeit
      104,420 of the shares under certain conditions. The percentage of Mr. Goldstein's aggregate ownership is calculated on the basis that all such shares are deemed outstanding.

(d) Includes 135 shares beneficially owned by his wife, as to which shares Mr. Hill disclaims beneficial ownership.

----------

      The address of each person named in the above table is c/o Toys "R" Us, Inc., 461 From Road, Paramus, New Jersey 07652.

      On April 24, 1998, RoAnn Costin and Reservoir Capital Management, Inc. ("Reservoir"), an investment advisor as to which Ms. Costin is the sole officer, director and shareholder, without admitting or denying the findings contained therein (other than as to jurisdiction) consented to the issuance of an order by the Commission in which the Commission (i) made findings that Reservoir and Ms. Costin had violated portions of Sections 206, 204 and 207 of the Investment Advisers Act of 1940 (the "Advisers Act") and certain rules promulgated thereunder and (ii) ordered respondents to cease and desist from committing or causing violation of certain provisions of the Advisers Act and the rules promulgated thereunder; censured respondents and ordered payment of a civil money penalty; and ordered Reservoir to comply with specified undertakings. The Commission's order does not impact Ms. Costin's ability to serve as a director of the Company.

      As of March 7, 2000, all current executive officers and directors of the Company as a group (19 persons) owned beneficially 4,962,769 shares of Common Stock (including 4,531,565 shares with respect to which such persons had the right to acquire as of such date or within sixty days thereof, shares deposited in the Grantor Trust which are subject to forfeiture under certain circumstances and shares beneficially owned by the family members of certain executive officers and directors as to which family-owned shares such executive officers and directors disclaim beneficial ownership), which constituted approximately 2.15% of the shares of Common Stock deemed outstanding on that date. Except for those shares of which such persons have the right to acquire beneficial ownership, shares beneficially owned by such family members and shares deposited in the Grantor Trust, such executive officers and directors have sole voting power and sole investment power with respect to such shares.

      As of March 7, 2000, current directors not standing for re-election owned beneficially the following shares of Common Stock (in each case, less than 1% of the shares deemed outstanding on such date): Robert A. Bernhard owned beneficially 31,854 shares (including: 10,000 shares beneficially owned by his wife, as to which shares Mr. Bernhard disclaims beneficial ownership; 14,900 shares which Mr. Bernhard has the right to acquire upon exercise of currently exercisable options, with the percentage calculated on the basis that such shares are deemed outstanding; and 6,454 Stock Units (rounded down to the nearest whole share), which are subject to the same terms as the Stock Units granted to other Non-Employee Directors and Howard W. Moore owned beneficially 47,375 shares (including 14,300 shares which Mr. Moore has the right to acquire upon exercise of currently exercisable options, with the percentage calculated on the basis that such shares are deemed outstanding; and 6,075 Stock Units (rounded down to the nearest whole share), which are subject to the same terms as the Stock Units granted to other Non-Employee Directors. As of March 7, 2000, the Named Officers (as defined below) not identified in the table above owned beneficially the following shares of Common Stock (in each case, except as set forth below, less than 1% of the shares deemed outstanding on such date): Robert
C. Nakasone, who resigned as Chief Executive Officer of the Company and as a director, effective September 5, 1999, owned beneficially 2,799,858 shares of Common Stock, constituting 1.21% of the outstanding Common Stock (including 2,126,561 shares which Mr. Nakasone had the right to acquire upon exercise of currently exercisable options; Mr. Nakasone disclaims beneficial ownership with respect to 2,925 shares of Common Stock beneficially owned by his minor children); Richard L. Markee, President of Babies "R" Us Division and Chairman of Kids "R" Us Division, owned beneficially 727,058 shares of Common Stock (including 727,000 shares which Mr. Markee had the right to acquire upon exercise of currently exercisable options); and Gregory R. Staley, President of the Company's U.S. Toy Store Division (formerly President of the Company's International Division), owned beneficially 606,013 shares of Common Stock (including 604,800 shares which Mr. Staley had the right to acquire upon exercise of currently exercisable options); Michael G. Shannon, President-Administration and Logistics of the Company (formerly President of the Company's U.S. Toy Store Division), owned beneficially 330,000 shares of Common Stock (including 330,000 shares which Mr. Shannon had the right to acquire upon exercise of currently exercisable options); and Bruce Krysiak, who resigned as President and Chief Operating Officer of the Company effective March 26, 1999, owned beneficially 180,000 shares of Common Stock (including 180,000 shares which Mr. Krysiak had the right to acquire upon exercise of currently exercisable options).

      The Board of Directors held nine meetings during the Company's last fiscal year. The Board of Directors has an Executive Committee, a Nominating Committee, an Audit Committee, a Management Compensation and Stock Option Committee (the "Compensation Committee"), an Operating Committee and a Corporate Governance Committee.

      The Executive Committee currently has as its members John H. Eyler, Jr., Michael Goldstein, Charles Lazarus, Norman S. Matthews and Arthur B. Newman. The Executive Committee of the Board of Directors has and may exercise all the powers and authority of the full Board of Directors, subject to certain exceptions. The Executive Committee held five meetings during the Company's last fiscal year.

      The Nominating Committee currently has as its members three directors who are not officers or employees of the Company: Robert A. Bernhard, RoAnn Costin and Shirley Strum Kenny (Chairperson). Immediately following the Annual Meeting of Stockholders, Norman S. Matthews will assume Mr. Bernhard's position on the Nominating Committee. The Nominating Committee recommends to the Board of
Directors the individuals to be nominated for election as directors at the annual meeting of stockholders and has the authority to recommend the individuals to be elected as directors to fill any vacancies or additional directorships which may arise from time to time on the Board of Directors. The Nominating Committee considers nominations made in accordance with the procedure in the following paragraph. The Nominating Committee held one meeting during the Company's last fiscal year.

      The Company's By-Laws provide that nominations for the election of directors may be made by any stockholder of at least $1,000 in current value of shares of the Company entitled to vote for the election of directors in writing, delivered or mailed to the executive offices of the Company, Toys "R" Us, Inc., 461 From Road, Paramus, New Jersey 07652, not less than 90 days nor more than 120 days prior to the meeting, except that if less than 100 days notice of the meeting is given, such written notice shall be delivered or mailed not later than the close of business on the tenth day following the day on which notice of the meeting was mailed. Each notice shall set forth: (a) as to each person whom the stockholder proposes to nominate for election or re-election as a director:
(i) the name, age, business address and residence address of such person; (ii) the principal occupation or employment of such person; (iii) the class and number of shares of the Company that are beneficially owned by such person; and
(iv) any other information that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act (including without limitation such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the Company's stockholder giving the notice: (i) the name and address, as they appear on the Company's books, of such stockholder; (ii) the class and number of shares of the Company that are beneficially owned by such stockholder as of the record date; (iii) a representation that the stockholder intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and (iv) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder. If the Chairman of the meeting determines that a nomination was not made in accordance with the foregoing procedure, such nomination will be disregarded.

      In accordance with the Company's retirement policy for Non-Employee Directors (as defined below), Non-Employee Directors, other than those who were members of the Board prior to 1997, may not serve on the Board of Directors after reaching the age of seventy-two, except that any such Non-Employee
Director who reaches age seventy-two may continue to serve until the next succeeding annual meeting of stockholders and the election and qualification of such Director's successor.

      The Audit Committee currently has as its members three directors who are not current or former officers or employees of the Company: RoAnn Costin, Shirley Strum Kenny and Arthur B. Newman (Chairperson). The Audit Committee held three meetings during the Company's last fiscal year. The Audit Committee: (i) reviews the procedures employed in connection with the internal auditing program and accounting procedures; (ii) obtains from the independent auditors a written statement identifying all relationships between the auditors and the Company and recommends to the Board appropriate action to address and resolve any issues affecting independence of the auditors; (iii) consults with the independent auditors, including with respect to review of the Company's quarterly financial statements, and reviews the reports submitted by such independent auditors; and
(iv) makes such reports and recommendations to the Board of Directors as it may deem appropriate.

      The Compensation Committee currently has as its members three directors who are not current or former officers or employees of the Company: Robert A. Bernhard, Norman S. Matthews (Chairperson) and Arthur B. Newman. Immediately following the Annual Meeting of Stockholders, Calvin Hill will assume Mr. Bernhard's position on the Compensation Committee. The Compensation Committee held three meetings and took action five times by unanimous written consent during the Company's last fiscal year. The Compensation Committee reviews management compensation standards and practices and functions as the independent committee under certain of the Company's compensation plans. (See "Report of the Management Compensation and Stock Option Committee on Executive Compensation.")

      The Operating Committee consists of two directors and currently has as its members John H. Eyler, Jr. and Michael Goldstein. The Operating Committee is authorized to incur indebtedness on behalf of the Company within limits established by the full Board of Directors. The Operating Committee took no action during the Company's last fiscal year.

      The Corporate Governance Committee consists of three directors and currently has as its members: Calvin Hill (Chairperson), Shirley Strum Kenny and Howard W. Moore. Following the Annual Meeting of Stockholders, Mr. Moore's position on the Corporate Governance Committee will not be filled at the present time. The Corporate Governance Committee held one meeting during the Company's last fiscal year. The Corporate Governance Committee: (i) reviews compliance with the "insider trading" rules of the NYSE and the Commission; (ii) reviews that proper guidelines are established for compliance with laws in the jurisdictions in which the Company does business; (iii) periodically reviews the Company's Code of Ethical Standards and Business Practices and Conduct, the Code of Conduct and compliance thereunder; (iv) recommends changes in Board compensation and retirement age policies and (v) reviews stockholder proposals.

Compensation of Directors

      At the 1999 Annual Meeting of Stockholders, stockholders approved: (i) the Non-Employee Directors' Stock Option Plan (the "Directors' Option Plan"); (ii) the Non-Employee Directors' Stock Unit Plan (the "Directors' Unit Plan"); and
(iii) the Non-Employee Directors' Deferred Compensation Plan (the "Directors' Deferred Plan"). Each of the Directors' Option Plan, Directors' Unit Plan and Directors' Deferred Plan became effective on June 10, 1999.

      Pursuant to the Directors' Option Plan, Directors who were not officers or employees of the Company or any of its subsidiaries ("Non-Employee Directors") were granted options to purchase 30,000 shares of stock on June 10, 1999, and will receive a further grant of an option to purchase 30,000 shares on each three-year anniversary of such original option grant date. In addition, new Non-Employee Directors are entitled to receive stock option grants after one year of service, to purchase a pro-rated number of shares of Common Stock based on the number of months remaining in any respective three-year cycle of options granted to existing Non-Employee Directors. Subject to certain exceptions, one-third of such options become exercisable on a cumulative basis on each of the third, fourth and fifth anniversaries of the date of grant. Non-Employee Directors may elect to receive the grant of an option in lieu of the payment of all or any portion of the annual cash retainer or award of units representing shares of Common Stock to be purchased in the name of the Company for the benefit of eligible Directors ("Stock Units") at the exchange ratios specified in the Directors' Option Plan and in accordance with the terms and conditions of the Directors' Option Plan.

      The Directors' Unit Plan provides for the award to Non-Employee Directors of Stock Units, which generally vest one year from the initial award date, valued at $1,500 per meeting for each Board meeting attended and at $1,000 per meeting for each Committee meeting attended. In addition to the Stock Units awarded for Board and committee service, each Non-Employee Director who serves as a Chairperson of a Committee for a year receives an additional award of Stock Units, valued at $10,000, and each Non-Employee Director who serves on the Executive Committee for a year receives an additional award of Stock Units, valued at $35,000. New Non-Employee Directors receive an award of Stock Units after six months of service, valued at $50,000. Non-Employee Directors are also entitled to elect to receive Stock Units in lieu of all or any portion of the $30,000 per annum cash retainer payable for service on the Board. Stock Units are awarded and valued, pending vesting, during the first week of each fiscal quarter. The Stock Units will generally be settled by delivery of Common Stock upon vesting of the Stock Unit one year from the award thereof, or upon a Non-Employee Director's earlier death, retirement after age 60 at least six months after the date of the award, resignation to enter public service or disability, unless the Non-Employee Director elects deferral pursuant to the Directors' Deferred Plan.

      Pursuant to the Directors' Deferred Plan, Non-Employee Directors can elect to defer compensation which may be in the form of cash, shares of stock, Stock Units and shares of Common Stock receivable upon the exercise of a stock option. Any such election is generally irrevocable. Payment in settlement of any amounts of cash, Common Stock or other property deposited in the deferral accounts established for Non-Employee Directors pursuant to the Directors' Deferred Plan will generally be made as soon as practicable after the dates, and in such number of installments, as elected by a Non-Employee Director.

      The Directors' Option Plan replaces the Company's Amended and Restated Non-Employee Directors' Stock Option Plan (the "Prior Option Plan"), which was in effect prior to June 10, 1999. The Prior Option Plan provided for (i) the grant to Non-Employee Directors of options to purchase 5,000 shares of Common Stock; (ii) the grant to each Non-Employee Director who served on the Executive Committee of additional options to purchase 5,000 shares of Common Stock; and
(iii) the grant to each Chairperson of a Committee of the Board of Directors of additional options to purchase 1,000 shares of Common Stock. Subject to certain conditions, one-fifth of such options became exercisable on a cumulative basis on each anniversary of the date of grant.

      The Directors' Unit Plan replaces the Company's Stock Unit Plan for Non-Employee Directors (the "Prior Unit Plan"). The Prior Unit Plan permitted
Non-Employee Directors to elect to receive all or a portion of cash fees paid for Board and committee service in the form of Stock Units. The Stock Units were generally settled by delivery of Common Stock upon a Non-Employee Director's death, retirement or resignation pursuant to the Prior Unit Plan. Options granted and Stock Units awarded under the Prior Option Plan and the Prior Unit Plan continue to be governed by the respective terms of the Prior Option Plan and the Prior Unit Plan, but no additional options or Stock Units will be granted or awarded thereunder. Directors who are also officers or employees of the Company receive no additional compensation for services as a director, committee participation or special assignments.

      In addition, during the fiscal year ended January 29, 2000, all of the current directors were granted options pursuant to the Toysrus.com Amended and Restated 1999 Stock Incentive Plan (the "Toysrus.com Options") to purchase shares of common stock, par value $.01 per share, of the Company's majority-owned subsidiary, Toysrus.com, Inc. ("Toysrus.com"). Such grants included 300,000 options to each of Messrs. Eyler and Goldstein; 20,000 options to each of Messrs. Lazarus, Matthews and Newman; and 10,000 options to each of Ms. Costin, Mr. Hill, Ms. Kenny and Messrs. Bernhard and Moore. The Toysrus.com Options are exercisable as of the grant date and vest 25% one year from grant date, with the balance vesting 2.08% per month during each of the three years following the first anniversary of the grant date.

      Effective January 31, 1994, Charles Lazarus terminated his employment as Chief Executive Officer of the Company and, pursuant to his employment agreement, exercised his right to become a consultant to the Company for a five-year period. Under the terms of his agreement, Mr. Lazarus is required to refrain from competing either directly or indirectly with any business carried on by the Company during the term of his consulting period and for three years thereafter. The employment agreement also provides that Mr. Lazarus is entitled to receive a retirement benefit payment of $200,000 a year for five years commencing February 1999, the termination of his consulting period.

      Effective February 25, 1998, Michael Goldstein resigned as Chief Executive Officer and Vice Chairman of the Board and was elected Chairman of the Board. Mr. Goldstein receives compensation for his service as Chairman in accordance with his retention agreement with the Company dated February 25, 1998. See "Employment Agreements" for a description of the terms of Mr. Goldstein's retention agreement.

Executive Compensation

      The following table sets forth, for the Company's last three fiscal years, the annual and long-term compensation of (i) those persons who were, at January 29, 2000: (a) the Chief Executive Officer and (b) the other four most highly compensated executive officers of the Company, (ii) two individuals who served as the Chief Executive Officer for portions of the fiscal year ended January 29, 2000, and (iii) one individual who would have been among the four most highly compensated executive officers of the Company had he been serving as such at the end of the fiscal year ended January 29, 2000 (collectively, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                    Annual Compensation            Long-Term Compensation Awards
                                                ------------------------------  ------------------------------------
                                                                                               Restricted     LTIP    All Other
                                                                                  Stock          Stock       Payouts  Compensa-
Name and Principal Position (1)                   Year    Salary ($)  Bonus ($) Options (#)    Units ($)(2)   ($)(3)  tion ($)(4)
-------------------------------                  ------   ---------   --------  ----------    ------------  --------  ----------

John H. Eyler, Jr. (5) .......................  01/29/00     38,462          0   1,000,000      2,288,000          0         0
   President, Chief Executive Officer                                              300,000(6)

Michael Goldstein (7) ........................  01/29/00    565,374    758,762     324,938                         0    86,312
   Chairman of the Board and                                                       300,000(6)
   Former Chief Executive                       01/30/99    553,835    120,000     366,666      1,422,900    151,340   107,908
   Officer                                      01/31/98    884,615     96,328     524,886                   250,040   133,982

Robert C. Nakasone (8) .......................  01/29/00  1,403,455          0     705,238                         0   287,353
   Former Chief Executive                                                          300,000(6)
   Officer                                      01/30/99    899,990    360,000   1,100,000      4,266,000    151,340   140,908
                                                01/31/98    884,615     96,328     398,649                   250,040   133,982

Richard L. Markee ............................  01/29/00    483,072    468,805      90,000        457,600          0   100,980
   President of Babies "R" Us                                                       90,000(6)
   Division and Chairman of                     01/30/99    443,450    389,687     320,000                    55,890    61,590
   Kids "R" Us Division                         01/31/98    432,692      8,148      40,000        986,000     92,340    98,456

Gregory R. Staley ............................  01/29/00    483,072    401,969      90,000        453,800          0    72,206
   President of International                                                       90,000(6)
   Division                                     01/30/99    441,142    124,600     320,000                    55,890    81,840
                                                01/31/98    416,923    196,277      40,000        957,000     92,340    61,346

Michael G. Shannon ...........................  01/29/00    554,996    257,125      90,000                         0   133,982
   Executive Vice President and                                                    110,000 (6)
   President of U.S. Toy Store                  01/30/99    170,768    155,400     240,000        812,500     55,890    50,000
   Division

Bruce Krystak (9) ............................  01/29/00    799,994          0
   Former President and Chief                   01/30/99    639,995    320,000     900,000(10)  5,812,500    107,801   102,689
   Operating Officer


----------
(1) All positions represent the capacities in which the individuals served during the last fiscal year.

(2) Restricted Stock Units ("Restricted Units") were issued pursuant to the executives' Retention Agreements. Restricted Units represent the right to receive a like number of shares of Common Stock upon satisfactorily meeting the vesting, employment, and non-compete requirements specified in the Retention Agreements. Failures to meet such requirements subject the Restricted Units to forfeiture. In the case of Mr. Eyler, Restricted Units will vest 33 1/3% per annum, commencing February 1, 2001 (subject to certain performance criteria). In the case of Mr. Nakasone, 25,280 Restricted Units were forfeited in connection with his resignation; the balance of 132,720 Restricted Units will vest on September 5, 2001, pursuant to the Nakasone Separation Agreement (as defined below). In the case of Mr. Krysiak, all Restricted Units (other than 40,000 Restricted Units which vest on March 26, 2001, the second anniversary of the Krysiak Termination Date (as defined below)), were forfeited in connection with his resignation. In the case of Mr. Goldstein, Restricted Units will vest 20% per annum, commencing May 1, 1998 (subject to certain performance criteria). Restricted Units are issued under the Toys "R" Us, Inc. Amended and Restated 1994 Stock Option and Performance Incentive Plan (the "1994 Plan").

      Value of Restricted Units is based on the closing price on the date of issuance. Value of Restricted Units issued for the fiscal year ended January 29, 2000 is based on the closing price on the date of issuance of $11.44 for Mr. Eyler, $22.88 for Mr. Markee and $22.69 for Mr. Staley. Value of Restricted Units issued for the fiscal year ended January 30, 1999 is based on the closing price on the date of issuance of $27.00 for Messrs. Goldstein and Nakasone, $16.25 for Mr. Shannon and $29.06 for Mr. Krysiak. Value of Restricted Units issued for the fiscal year ended January 31, 1998 is based on the closing price on the date of issuance of $29.00 for Messrs. Markee and Staley. At January 29, 2000, the number and value (based on the closing price of $10.06 per share of Common Stock at January 29, 2000) of non-dividend paying Restricted Units awarded and outstanding are: 200,000 ($2,012,500), 52,700 ($530,294), 132,720
      ($1,333,495), 54,000 ($543,375), 53,000 ($553,313), 50,000 ($503,125), and
      40,000 ($402,500), for Messrs. Eyler, Goldstein, Nakasone, Markee, Staley, Shannon and Krysiak, respectively.

(3) Long-Term Incentive Payouts related to long-term performance unit awards. See "Report of the Management Compensation and Stock Option Committee on Executive Compensation."

(4) "All Other Compensation" represents the Company's contributions to the "TRU" Partnership Employee's Savings and Profit Sharing Plan and to its Supplemental Executive Retirement Plan for the accounts of the Named Officers (with the exception of Mr. Krysiak). In addition, $36,886 is included for Mr. Shannon, primarily due to reimbursement of relocation related expenses. See "Report of the Management Compensation and Stock Option Committee on Executive Compensation."

(5) Mr. Eyler was appointed President and Chief Executive Officer on January 17, 2000.

(6) Represents Toysrus.com Option grants. Mr. Nakasone's grant vested on September 5, 1999. All other grants vest 25% one year from the grant date and 2.08% per month during each of the three years following the first anniversary of the grant date.

(7) Mr. Goldstein served as Interim Chief Executive Officer from September 5, 1999 until January 16, 2000.

(8) Mr. Nakasone was employed by the Company from January 31, 1985 until September 5, 1999.

(9) Mr. Krysiak was employed by the Company from April 15, 1998 until March 26, 1999.

(10) All stock options granted to Mr. Krysiak, other than options with respect to 180,000 shares granted in 1998, were cancelled in connection with his resignation.

      The following tables set forth certain information concerning stock options granted by the Company and Toysrus.com during the fiscal year ended January 29, 2000 to the Named Officers. The hypothetical present value on date of grant shown below is presented pursuant to the rules of the Commission and is calculated under the Modified Black-Scholes Model for pricing options. The actual before-tax amount, if any, realized upon the exercise of a stock option will depend upon the excess, if any, of the market price of the Common Stock over the exercise price per share of the stock option at the time the stock option is exercised. There is no assurance that the hypothetical present value or any value of the stock options reflected in these tables will be realized.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                Toys "R" Us, Inc.

                                                               Individual Grants
                                     ------------------------------------------------------------------------

                                                   % of Total                                   Grant Date
                                                     Options        Exercise      Expiration      Present
Name                                 Options (#)    Granted(2)   Price/Share ($)     Date       Value ($) (3)
----                                 -----------    ----------   ---------------     ----       -------------

John H. Eyler, Jr. ...............  1,000,000(1)       10.3%      11.6875         01/17/2010      4,830,000

Michael Goldstein ................    100,000(1)       1.03%        19.72         04/07/2009        641,000
                                      224,938(4)       2.32%        24.22         09/08/2008      1,657,793

Robert C. Nakasone ...............    300,000(1)       3.09%        19.72         04/07/2009      1,923,000
                                      405,238(4)       4.17%        24.22         09/08/2008      2,986,604

Richard L. Markee ................     90,000(1)       0.93%        19.72         04/07/2009        576,900

Gregory R. Staley ................     90,000(1)       0.93%        19.72         04/07/2009        576,900

Michael G. Shannon ...............     90,000(1)       0.93%        19.72         04/07/2009        576,900

Bruce Krysiak (5) ................         --            --            --                 --             --

----------
(1) Stock options granted in January 2000 for Mr. Eyler (including options with respect to 300,000 shares granted subject to availability, which shares became available as of March 24, 2000) and in April 1999 for Messrs. Goldstein, Nakasone, Markee, Staley and Shannon under the 1994 Plan. Such options become exercisable six months after the date of grant. Upon exercise of options, the number of shares having a value equal to the aggregate fair market value over the exercise price of the options is generally subject to forfeiture if the grantee does not remain with the Company until the third anniversary from the date the options are granted. Mr. Nakasone's exercisable options vested on September 5, 1999. See "Report of the Management Compensation and Stock Option Committee on Executive Compensation."

(2) Based upon a total of 9,707,931 Toys "R" Us, Inc. options granted to 31,367 employees of the Company.

(3) The hypothetical present values on grant date are calculated under the Modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in estimating an option's present value. Factors used to value original options issued in 1999 include the following:

                                Toys "R" Us, Inc.

                                         April 1999     June 1999   January 2000
                                         ----------     ---------   ------------

           Volatility                       40.7%          42.6%        56.8%
           Risk Free Rate                    5.2%           6.0%         6.7%

      Additional assumptions of 0% dividend yield, 6 year projected time to exercise, and 8% to 10% per annum risk of forfeiture are applied to all original options granted in 1999. Restoration option values are calculated using the same model and factors as original options, except that the projected date of exercise is generally the remaining term of the prior option and the stock's expected volatility rate and risk of return (see June 1999 above) are calculated at date of grant of the restoration option.

(4) Such options were granted in June 1999 under the restoration option feature of the 1994 Plan, which encourages continuing ownership of Common Stock.

(5) No options were granted to Mr. Krysiak for the fiscal year ended January 29, 2000. All stock options previously granted to Mr. Krysiak, other than options with respect to 180,000 shares granted in 1998, were cancelled in connection with his resignation.

                        OPTION GRANTS IN LAST FISCAL YEAR
                                Toysrus.com, Inc.

                                                               Individual Grants
                                 -----------------------------------------------------------------------------
                                                   % of Total                                     Grant Date
                                                     Options       Exercise      Expiration         Present
Name                             Options (#)(1)    Granted(2)   Price/Share ($)     Date         Value ($)(3)
----                             --------------    ----------   ---------------  ----------      ------------
John H. Eyler, Jr. ..........         300,000          2.48%         1.00         01/06/2010         21,000

Michael Goldstein ...........         300,000          2.48%         0.30         07/16/2009         18,000

Robert C. Nakasone ..........         300,000          2.48%         0.30         07/16/2009         18,000

Richard L. Markee ...........          90,000          0.74%         0.30         07/16/2009          5,400

Gregory R. Staley ...........          90,000          0.74%         0.30         07/16/2009          5,400

Michael G. Shannon ..........         110,000          0.9%          0.30         07/16/2009          6,600

Bruce Krysiak (5) ...........              --           --             --                 --             --

----------
(1)   Represents  stock  options  granted  under  the  Toysrus.com  Amended  and
      Restated 1999 Stock Incentive Plan. The Toysrus.com Options are exercisable as of the grant date and vest 25% one year from grant date, with the balance vesting 2.08% per month during each of the three years following the first anniversary of the grant date. All Toysrus.com Options granted to Mr. Nakasone vested on September 5, 1999, pursuant to the Nakasone Separation Agreement.

(2) Based upon a total of 12,115,500 Toysrus.com Options granted to 249 persons.

(3) There is currently no market for the common stock of Toysrus.com. The hypothetical present values on grant date are calculated under the Modified Black-Scholes Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in estimating an option's present value. Factors used to value original options issued in 1999 include the following:

                                   Toysrus.com

                                                     July 1999   January 2000
                                                     ---------   ------------
          Volatility                                    0.0%         0.0%
          Risk Free Rate                                5.8%         6.7%

      Additional assumptions of 0% dividend yield, 6 year projected time to exercise, and 7% per annum risk of forfeiture are applied to Toysrus.com Options granted for the year ended January 29, 2000.

      The following table sets forth information concerning the exercise of options by the Named Officers during the last fiscal year and the value of unexercised options held by the Named Officers as of the fiscal year ended January 29, 2000:

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                                                                       Value of
                                                                                     Shares of       Unexercised
                                                                                   Common Stock     In-the-Money
                                             Shares of     Value Realized ($)   Underlying Options   Options at
                                           Common Stock     (Market Price at       at FY-End (#)     FY-End ($)
                                            Acquired on       Exercise Less        Exercisable/     Exercisable/
Name                                       Exercise (#)    Exercise Price) (1)     Unexercisable    Unexercisable
----                                       ------------    -------------------     -------------    -------------

John H. Eyler, Jr. ...................             0                  0                     0             0
                                                                                    1,000,000             0

Michael Goldstein ....................       300,000          1,818,000             1,082,246(2)          0
                                                                                      175,000             0

Robert C. Nakasone ...................       540,466          3,275,224             2,126,561(3)          0
                                                                                            0             0

Richard L. Markee ....................             0                  0               727,800(2)          0
                                                                                       50,000             0

Gregory R. Staley ....................        22,500             32,344               604,800(2)          0
                                                                                            0             0

Michael G. Shannon ...................             0                  0               330,000(2)          0
                                                                                            0             0

Bruce Krysiak ........................             0                  0               180,000             0
                                                                                            0             0

----------
(1) The amounts set forth under "Value Realized" were not realized in the form of cash but were in the form of 75,062 and 135,228 shares of Common Stock ("Profit Shares") for Messrs. Goldstein and Nakasone respectively and are held in the Grantor Trust. Of the total Profit Shares realized, 75,062 shares held in trust for Mr. Goldstein will vest on September 8, 2003. A total of 135,228 of Mr. Nakasone's Profit Shares vested on September 5, 1999, pursuant to the Nakasone Separation Agreement. Such shares were acquired under the provisions of the restoration option feature of the 1994 Plan, which encourages continuing ownership of Common Stock.

(2) Included in the totals for "Shares of Common Stock Underlying Options -- Exercisable" are 832,246, 637,800, 589,805 and 330,000 for Messrs.
      Goldstein, Markee, Staley and Shannon, respectively, which, although exercisable, provide that the shares acquired upon the exercise of such options having a value equal to the aggregate fair value over the exercise price of such options are generally subject to forfeiture if the grantee does not remain with the Company until the fifth anniversary of the grant date (for options granted prior to April 1999) and the third anniversary of the grant date (for options granted beginning April 1999).

(3)   Mr. Nakasone's exercisable options vested September 5, 1999.

Long-Term Incentive Plans -- Awards In Last Fiscal Year

      No long-term compensation awards were granted under the Toys "R" Us, Inc. Management Incentive Compensation Plan (the "Incentive Plan") to the Named Officers for the Company's fiscal year ended January 29, 2000.

Employment Agreements

      On January 6, 2000, the Company entered into a retention agreement with John H. Eyler, Jr. upon his selection as President and Chief Executive Officer. The current term of employment under the agreement will expire on January 17, 2001, subject to renewal as described below. The Company also entered into retention agreements, effective February 25, 1998, with each of Michael Goldstein in his capacity as Chairman of the Board and Robert C. Nakasone, in his capacity as Chief Executive Officer. The Company subsequently entered into a Separation Agreement with Mr. Nakasone, as discussed below. The current term of employment of Mr. Goldstein's agreement expires on the last day of the Company's fiscal year 2000; Mr. Nakasone's agreement would have expired on February 25, 2000. Each such agreement provides for automatic one-year renewals, unless terminated by either party in accordance with the terms thereof. Mr. Eyler's agreement provides for a base salary of $1,000,000. Mr. Goldstein's agreement provides for a base salary of $900,000 per year until June 30, 1998, and $300,000 per year thereafter, and Mr. Nakasone's agreement provided for a base salary of $900,000 per year. Mr. Goldstein's salary was increased to an annual rate of $900,000 (with an annual bonus for the fiscal year ending January 29, 2000 to be calculated as a percentage of such increased salary), effective August 15, 1999, in consideration of his service as Interim Chief Executive Officer. The agreements also provide for participation in any and all insurance and other plans for the benefit of the Company's officers which are in effect during the employment period and entitle the executives to participate in the Company's various incentive bonus plans on a basis commensurate with their prior participation.

      The retention agreements obligate the Company to provide for the continuation of benefits (or benefits to the executive's spouse and dependent children in the event of his death) under the Company's benefit plans and immediate vesting of all awarded options if employment is terminated under the agreements due to the death, disability or retirement of the executive. If Mr. Goldstein resigns without "Good Reason" (as defined in the agreements), he will be entitled to the foregoing benefits, except that he will also be entitled to two-years continued vesting of his options in accordance with their terms following termination. Mr. Goldstein will also be entitled, for a two-year period following such termination, to be nominated to serve as a director of the Company and, if elected, to receive the same compensation as non-employee directors of the Company. Upon termination of the executive's employment by the Company without "Cause" (as defined in the agreements) or by the executive for "Good Reason," he would be entitled to receive: (i) his pro-rated annual base salary on the date of termination plus his pro-rated targeted annual and long-term incentive awards through the date of termination; and (ii) his annual base salary on the date of termination, plus the targeted annual and long-term incentive awards that would have been paid to him during the fiscal period in which he was terminated, in equal installments to be paid at least monthly during each of the two years following his termination. Receipt of such payments and the continuation of benefits under the Company's benefit plans and immediate vesting of all awarded options is conditioned upon the executive's compliance with a two-year non-competition covenant and a two or three-year (depending upon the circumstances of termination) non-solicitation/non-hiring of employees restrictive covenant. If the executive's employment is terminated within two years, or three years in the case of Mr. Eyler, after a Change of Control (as defined in the agreements), other than for "Cause," the executive will be entitled to receive the amounts described in the second preceding sentence, plus an additional year's worth of annual base salary and targeted incentive awards, and such payments will not be subject to the restrictive covenants. Following termination of employment, the executive would also be entitled to exercise any stock options granted under any stock option plan of the Company for their full term. If termination of their employment were to occur in connection with a Change of Control, the executive would each also be paid an amount pursuant to his agreement intended to reimburse them for any excise tax imposed under
Section 4999 of the Code, including any tax payable by reason of such reimbursement.

      The Company is also party to retention agreements (each a "Retention Agreement") with each of Messrs. Markee, Staley and Shannon (collectively, the "Named Executives") and certain other officers. The current term of employment under the Retention Agreements with Messrs. Markee and Staley will expire on May 1, 2001, and the current term of employment under Mr. Shannon's Retention Agreement will expire on October 8, 2000. Each Retention Agreement provides for automatic one-year renewals, unless the Company provides the Named Executive with notice of non-renewal at least six months prior to the next renewal date. Each Retention Agreement provides for a base salary per year commensurate with the Named Executive's current base salary plus participation in any and all insurance and other plans for the benefit of the Company's officers which are in effect during the employment period. The Named Executives are also entitled to participate in the Company's incentive bonus plans. Each Retention Agreement provides that, if, prior to the expiration or termination thereof, a Change of Control (as defined in the Retention Agreement) occurs and thereafter the Company terminates his employment without "Cause" (as defined in the Retention Agreement), or, if the Named Executive terminates his employment for "Good Reason" (as defined in each Retention Agreement) or is terminated by the Company without "Cause" prior to a Change of Control, the Named Executive would be entitled to receive payment of a lump sum cash amount consisting of: (i) his pro-rated annual base salary on the date of termination plus his pro-rated targeted annual and long-term incentive awards through the date of termination, payable within 30 days after termination; and (ii) his annual base salary on the date of termination, plus the targeted annual and long-term incentive awards that would have been paid to him during the fiscal period in which he was terminated, in equal installments to be paid at least monthly during each of the two years following his termination. Under these circumstances the Named Executive would also be entitled to an additional two-years vesting of his stock options, and full vesting in any account balance or other benefits provided under any of the Company's benefit plans. Each Named Executive would also be paid an amount pursuant to his Retention Agreement intended to reimburse the Named Executive for any excise tax imposed under
Section 4999 of the Code, including any tax payable by reason of such reimbursement. In exchange for these benefits, the Named Executives are subject to a two-year non-competition covenant (other than in the event of termination following a Change of Control) and a two-year non-solicitation/non-hiring covenant.

      On March 25, 1999, the Company entered into a Separation Agreement (the "Krysiak Separation Agreement") with Mr. Krysiak, providing for Mr. Krysiak's resignation, effective March 26, 1999 (the "Krysiak Termination Date"), as a director and as President and Chief Operating Officer of the Company. The Krysiak Separation Agreement provides for payment of annual salary in the amount of $800,000 and relocation expenses for a two-year period following the Krysiak Termination Date, and continued participation in insurance plans maintained for the benefit of the Company's officers until the earlier of the second anniversary of the Krysiak Termination Date or the date of commencement of other employment. Mr. Krysiak forfeited all Restricted Units granted pursuant to the 1994 Plan, other than 40,000 of such Restricted Units which (subject to the achievement of specified performance objectives) vest on the second anniversary of the Krysiak Termination Date, and all stock options granted to Mr. Krysiak were cancelled, other than 60,000 of the 300,000 options granted in May 1998 and 120,000 of the 600,000 options granted in September 1998 under the 1994 Plan. Mr. Krysiak remains subject to a two-year non-solicitation/non-hiring covenant and a two-year non-competition covenant, and shall be available to render services as a consultant to the Company for the two-year period commencing on the Krysiak Termination Date, without payment of additional consideration.

      On August 26, 1999, the Company entered into a Separation Agreement (the "Nakasone Separation Agreement") with Mr. Nakasone, providing for Mr. Nakasone's resignation, effective September 5, 1999 (the "Nakasone Termination Date"), as a director and as Chief Executive Officer of the Company. The Nakasone Separation Agreement provides for payment of a lump sum cash amount of $803,793 within 30 days of the Nakasone Termination Date and an annual salary in the amount of $2,146,680 for a two-year period following the Nakasone Termination Date. In the event that the Company's Strategic Bonus Plan is extended or replaced by a new plan after 2000, Mr. Nakasone will be entitled to a further $262,500. Under the Nakasone Separation Agreement Mr. Nakasone is also entitled to continued participation in benefit plans (other than health) maintained for the benefit of the Company's officers until the second anniversary of the Nakasone Termination Date as well as continued participation in health benefit plans until he reaches the age of 65. All unvested options to acquire stock in the Company and its subsidiary Toysrus.com, and all unvested profit shares held by Mr. Nakasone, vested on the Nakasone Termination Date. Mr. Nakasone forfeited 25,280 Restricted Units; the balance of 132,720 Restricted Units will vest (subject to compliance with the provisions of the Nakasone Separation Agreement) on the second anniversary of the Nakasone Termination Date. All the vested options may be exercised by Mr. Nakasone until their original expiration date. Mr. Nakasone remains subject to a three-year non-solicitation/non-hiring covenant and a two-year non-competition covenant.

       Report of the Management Compensation and Stock Option Committee on
                             Executive Compensation

                             Overview and Philosophy

      The Compensation Committee is composed entirely of independent outside directors, none of whom is or has been an officer or employee of the Company. The Board of Directors has delegated to the Committee the responsibility for establishment of policies governing, and for the implementation, administration, and interpretation of, all aspects of executive officer compensation.

      The Company's executive compensation program is based on its pay for performance policy and has been designed to:

      o Attract high-caliber talent to meet the organization's executive resource needs;

      o Retain top-performing executives at the corporate level and in each of the divisions;

      o Provide compensation opportunities that are fair and competitive with those offered by comparable organizations with whom the Company competes for business and talent;

      o Motivate high performance by executive officers and all employees in an entrepreneurial, incentive-driven culture;

      o Reward executives based on corporate and division annual and long-term strategic progress, business results, and the creation of stockholder value; and

      o     Closely   align   executive   officers   and  all   employees   with
            stockholders' interests.

      The Committee establishes and administers the executive officer program on the basis of total compensation rather than on separate, freestanding components. The Committee has structured an integrated total program that appropriately balances the Company's annual and long-term strategic, business and financial goals. A significant portion of total pay is comprised of at-risk incentives to directly tie compensation values to performance and stockholder interests.

      In accordance with the responsibility delegated by and subject to ratification by the Board of Directors, at the beginning of each year the Compensation Committee reviews the Company's near and long-term strategies and objectives with the Chief Executive Officer. These form the basis of corporate and division annual strategic, economic value added (EVA), revenue, operating income, net income and/or earnings per share goals for the year. Based on this review, the Compensation Committee establishes the Company's total compensation structure for the year, including the elements and level of compensation opportunities and the variable portion of "at risk" pay for performance and equity participation. The Compensation Committee considers, among other matters, marketplace pay levels and practices, as well as the Company's need to attract, retain and motivate its key employees.

      At year end, the Compensation Committee, in consultation with the Chief Executive Officer, assesses results achieved and strategic progress relative to previously approved goals, taking into consideration prevailing economic and business conditions and opportunities, performance by comparable organizations and stockholder value. The Compensation Committee assigns no particular weightings to any such factors. Based on this assessment, the Compensation Committee considers the Chief Executive Officer's year-end compensation proposals and makes final determinations subject to Board ratification.

      In fiscal 1999, the Compensation Committee was assisted in its review and evaluation by Sibson & Company, Inc. ("Sibson"), national executive compensation consultants retained by the Compensation Committee to serve as outside experts in the discharge of its responsibilities. Sibson provides advice to the Compensation Committee as to the reasonableness, fairness and competitiveness of compensation awarded to officers of the Company, including the Chief Executive Officer. In so doing, Sibson collects and reviews with the Compensation Committee survey data regarding compensation levels and practices at a peer group of comparable companies, consisting of organizations regarded by Sibson and the Compensation Committee as the marketplace for comparable management talent at the Company.

                       Compensation of Executive Officers

      Total compensation for target performance under the Company's compensation program for executive officers for 1999 was generally positioned at the 50th to the 75th percentile of the peer group, depending upon the individual's level, position, responsibilities and degree of difficulty and challenge associated with 1999's performance objectives. Since a high proportion of executive officer compensation is based on variable performance incentives, in any one year or period of years actual total compensation amounts will vary, both below and above those of the peer group, directly with results achieved by the Company, its divisions and individual executives.

      The Company's 1999 compensation program for executive officers, including the Chief Executive Officer, was comprised of base salary, annual cash incentives and long-term incentive compensation in the form of stock options and performance unit awards payable in cash. Sixty-seven percent (67%) of the targeted regular total compensation of the Chief Executive Officer and sixty-two percent (62%) of the targeted total compensation of all other executive officers of the Company for 1999 was based upon achieving performance targets relating to strategic, annual and long-term business goals or the market price of the Common Stock.

      Base Salaries. Base salaries are established within the context of the total compensation opportunity offered to executive officers. Base salary levels are set so that the principal compensation opportunities are derived from annual cash incentives and gains on the exercise of stock options. Salaries are reviewed annually in consideration of the Company's overall financial performance as well as the competitive marketplace (as discussed above) at the appropriate level relative to the position, responsibilities and performance of each executive officer. The Compensation Committee is aware that the responsibilities and contributions of certain of the Company's officers are broader than those generally associated with similar positions in the peer group. During fiscal 1999 executive officer average base salaries increased 2.9%.

      Annual Cash Incentives. Executive officers, including the Chief Executive Officer, participate in the Incentive Plan under which annual cash incentives are awarded based on achievement relative to targeted performance goals for the year. Participants may designate a percentage of their awards to be received in Common Stock of the Company. For 1999, the annual performance goal selected by the Committee was economic value added based upon corporate consolidated performance, with combined corporate and division performance for certain executive officers who also have divisional responsibilities. Because the target goal for the Babies "R" Us Division was exceeded, Mr. Markee earned an above target bonus on that portion attributable to Babies "R" Us. Because the target goal for the International Division was exceeded, Mr. Staley earned an above target bonus on that portion attributable to International performance. Because the performance of the Toys "R" Us Division and the Company as a whole exceeded the threshold level but fell short of the target goal, Messrs. Goldstein and Shannon earned below target bonuses.

      During 1998, the Compensation Committee implemented a three-year supplemental strategic incentive plan to motivate and reward executive officers and certain other key employees for the development and successful execution of long-term sustainable strategies to reposition the Company for future growth and increased profitability. Annual awards under this plan are based on the Committee's evaluation of progress along such strategic objectives. Awards were paid at 20 percent (20%) of target level for the 1999 portion of the performance period.

      As part of a simplification and restructuring of the compensation program for executive officers and other key employees, the supplemental strategic incentive plan was terminated one year prematurely, effective as of March 24, 2000. In its place, the Compensation Committee has awarded to each participant a grant of restricted stock in an aggregate amount equal to the target supplemental strategic incentive payment for 2000. Such restricted stock will become vested over a period of three years, with one-half of the grant becoming vested at the end of two years from the grant date and the remainder becoming vested at the end of three years from the grant date.

      Performance Unit Awards. To enable the Company to provide its executive officers and other key employees long-term incentive opportunities on a business performance basis that are competitive with those provided by its peer companies, the Compensation Committee established a long-term performance program under the Incentive Plan granting units to those whose decisions and performance are critical to the future success of the Company. Each unit awarded annually represented the right to receive a payment in cash and/or stock (at the discretion of the Compensation Committee) based upon the attainment of earnings per share levels exceeding an earnings per share hurdle pre-determined by the Compensation Committee for the designated performance period. No payments were made in connection with such awards for the three-year performance period from 1997 to 1999, as set forth under the column "Long Term Compensation Awards -- LTIP Payouts" in the Summary Compensation Table, reflecting the Company's failure to achieve the pre-determined hurdle for the performance period. No new performance unit awards were granted in 1999.

      As part of a simplification and restructuring of the compensation program for executive officers and other key employees, the long-term component of the Incentive Plan has been discontinued. Beginning in 2000, the target compensation opportunity represented by the long-term component of the Incentive Plan will be added to the annual component of the Incentive Plan. Payment under the annual component of the Incentive Plan will be based on achievement of certain strategic goals, subject to attainment of a pre-determined financial performance objective.

      Stock Options. Stock options have historically been a cornerstone of the Company's program for executive officer and employee compensation. By correlating this incentive with stockholder value, the Compensation Committee seeks to create and strengthen the long-term mutuality of interest between the Company's employees and its stockholders in the Company's growth in real value over the long-term.

      The Compensation Committee authorized a grant of non-qualified stock options in 1999 to executive officers, including each individual who served as Chief Executive Officer during 1999, and other key employees which the Compensation Committee believed would serve to reinforce the Company's ability to retain and motivate its highly qualified management team. Options awarded to the Chief Executive Officer and the other Named Officers are shown in the table entitled, "Option Grants in Last Fiscal Year." Such stock options have an exercise price per share equal to the average of the high and low market prices of Common Stock on the date of grant, and become exercisable six months after the date of grant. The shares received upon exercise of such options having an aggregate market value in excess of the aggregate exercise price of the options so exercised (i.e., option profits) are generally subject to forfeiture if the optionee does not remain with the Company until the third anniversary of the date of the option grant.

      Replacement of Certain Stock Option Grants with Restricted Stock. To provide enhanced motivation to certain executive officers and other active employees, and to reduce the number of stock options outstanding, effective as of March 24, 2000, the Compensation Committee has authorized the exchange of certain stock options, having an exercise price above $22.00 per share, for an economically equivalent grant of restricted stock. The exchange, which is voluntary, will replace a maximum of 15.3 million option shares with a maximum of 1.8 million restricted shares. The exchange rate for each option has been determined using a modified Black-Scholes calculation. The number of stock options which may be surrendered (and the number of restricted shares issued in exchange) for Messrs. Goldstein, Markee and Staley are 932,308 (74,738), 425,300 (47,561) and 267,300 (33,418), respectively. Messrs. Eyler and Shannon hold no stock options that would qualify for the exchange. Shares of restricted stock resulting from the exchange will become vested over a period of three years, with one-half of the grant becoming vested on April 1, 2002 and the remainder becoming vested on April 1, 2003.

      Restricted Stock Units. Senior management of the Company and the Compensation Committee continue to be concerned regarding the Company's ability to continue to attract and retain qualified executive officers and other key employees in a period of increasing competition, depressed stock market prices for the Common Stock and difficult business conditions. Accordingly, in 1999, the Company entered into modified Retention Agreements with Messrs. Markee and Staley. As an inducement to enter into or amend the Retention Agreement, comply with the restrictive covenants contained therein, and remain in the employ of the Company, the Compensation Committee awarded Restricted Stock Units to each such executive officer. Each Restricted Stock Unit generally represents the right to receive one share of Common Stock generally upon the completion of a future period of service of five years. Restricted Stock Unit awards are shown in the Summary Compensation Table under "Long Term Compensation Awards --- Restricted Stock Units."

                   Compensation of the Chief Executive Officer

      Robert C. Nakasone, the Company's Chief Executive Officer since February 25, 1998, resigned from the Company effective September 5, 1999. Michael Goldstein, the Company's Chairman of the Board, succeeded Mr. Nakasone as Chief Executive Officer on an interim basis while a search was conducted for a new Chief Executive Officer. On January 17, 2000, John H. Eyler, Jr. was named the Company's President and Chief Executive Officer. Mr. Eyler has entered into a retention agreement with the Company, as described under "Employment Agreements."

      The Chief Executive Officer of the Company participates in the Company's executive compensation plans on the same basis as all other executive officers and key employees. In determining the Chief Executive Officer's compensation opportunities and performance goals, the Compensation Committee conducts the same type of competitive review and analysis as it does for other executive officers. For 1999, the Compensation Committee established the Chief Executive Officer's total compensation (base salary, annual incentives, performance units plus regular stock options) for target performance between the 50th and the 75th percentiles for chief executive officers of the peer group companies.

      For his service as Interim Chief Executive Officer, Mr. Goldstein's salary was increased to an annual rate of $900,000 from $300,000, his salary as the Company's Chairman of the Board. As discussed above, he received an annual incentive award for 1999, as well as an award under the supplemental strategic incentive plan and a stock option grant at fair market value.

Tax Considerations

      Section 162(m) of the Internal Revenue Code limits the Company's tax deduction to $1 million for compensation paid to the named proxy officers unless certain requirements are met. One of the requirements is that compensation over $1 million must be based upon attainment of performance goals approved by stockholders. The Incentive Plan and the 1994 Plan, which were approved by stockholders, are designed to meet these requirements. The Committee's policy is to preserve corporate tax deductions attributable to the compensation of certain executives while maintaining flexibility to approve, when appropriate, compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.

                                                      Norman S. Matthews, Chair
                                                      Robert A. Bernhard
                                                      Arthur B. Newman

                                                      Members of the Management
                                                      Compensation and Stock
                                                      Option Committee

Certain Transactions

      High Ridge LLC ("High Ridge"), a limited liability company in which Robert
A. Bernhard, a director of the company who is not standing for re-election to the Board of Directors, owns a 25% interest, leases property to a Babies "R" Us store in Tulsa, Oklahoma. The lease period runs from August 1, 1996 through to August 1, 2011, and is renewable thereafter every five years at the Company's option for three successive five year periods. The company made rental payments to High Ridge of $344,000 in fiscal year 1999. The Company believes that the lease for the store space was made on terms comparable to those which could have been obtained from an unaffiliated lessor.

Compensation Committee Interlocks and Insider Participation

      The current members of the Company's Compensation Committee are Messrs. Bernhard, Matthews and Newman, none of whom is a current or former officer or employee of the Company. Except as set forth under "Certain Transactions", there were no "Compensation Committee Interlocks" during fiscal year 1999.

Five-Year Stockholder Return Comparison

      Set forth below is a line-graph presentation comparing the cumulative stockholder return on Common Stock, on an indexed basis, against the cumulative total returns of the S&P Composite-500 Stock Index and the S&P Retail Composite Index for the period of the Company's last five fiscal years (January 29, 1995 =
100):

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN ON
                   TOYS "R" US, INC. COMMON STOCK, S&P 500 AND
                          S&P RETAIL COMPOSITE INDICES

   [The following table was depicted as a Line Chart in the printed material]

                                          S&P 500       S&P Retail
                         Toys "R" Us       Index     Composite Index
                         -----------      -------    ---------------

            1995         $ 100          $  100         $  100
            1996            75.2           138.6          107.7
            1997            85.5           175.1          128.5
            1998            91.7           222.2          190.6
            1999            51.3           294.4          312.2
            2000            34.4           324.9          312.6

Compliance with Section 16(a)

      The Company believes that all persons (other than Robert C. Nakasone, who resigned as Chief Executive Officer effective September 5, 1999) who were subject to Section 16(a) of the Securities Exchange Act for the past fiscal year complied with the filing requirements thereof. In making this disclosure, the Company has relied on written representations of its directors and executive officers and its ten percent holders (if any) and copies of the reports that they have filed with the Commission. Mr. Nakasone's Form 5 reporting three transactions with respect to the fiscal year ended January 29, 2000 was filed late.

                           STOCKHOLDER PROPOSAL NO. 1

      William Steiner, 4 Radcliff Drive, Great Neck, New York 11024, the beneficial owner of 2,700 shares of Common Stock, has notified the Company of his intention to introduce the following proposal at the Annual Meeting. Mr. Steiner's proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL FOR THE REASONS STATED BELOW.

                           "MAXIMIZE VALUE RESOLUTION

      Resolved, that the shareholders of Toys R Us Corporation [sic] urge the Toys R Us Board of Directors to arrange for the prompt sale of Toys R Us to the highest bidder.

      The purpose of the Maximize Value Resolution is to give all Toys R Us shareholders the opportunity to send a message to the Toys R Us Board that they support the prompt sale of Toys R Us to the highest bidder. A strong and or majority vote by the shareholders would indicate to the board the displeasure felt by the shareholders of the shareholder returns over many years and the drastic action that should be taken. Even if it is approved by the majority of the Toys R Us shares represented and entitled to vote at the annual meeting, the Maximize Value Resolution will not be binding on the Toys R Us Board. The proponent however believes that if this resolution receives substantial support from the shareholders, the board may choose to carry out the request set forth in the resolution:

      The prompt auction of Toys R Us should be accomplished by any appropriate process the board chooses to adopt including a sale to the highest bidder whether in cash, stock, or a combination of both. It is expected that the board will uphold its fiduciary duties to the utmost during the process.

      The proponent further believes that if the resolution is adopted, the management and the board will interpret such adoption as a message from the company's stockholders that it is no longer acceptable for the board to continue with its current management plan and strategies.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION"
                 ----------------------------------------------

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      The Board of Directors strongly believes that the implementation of the proposal described above would not be in the best interests of stockholders of the Company and, contrary to the title of the proposal, would not maximize value to the stockholders. The Board of Directors recognizes the preeminence of its fiduciary duties to the stockholders and believes that this resolution would compromise the ability of the Board to fulfill its duties.

      The Board of Directors is elected by the stockholders to direct the management of the business and affairs of the Company. Maximizing stockholder value is considered by the Board to be an important component of that duty and is a consideration in all deliberations of the Board of Directors and management. All directors of the Company are also stockholders and share a commonality of interest with other stockholders.

      The Board of Directors remains committed to maximizing the value of the Company for all stockholders, and will pursue the course of action that will best achieve that objective. The Board does not believe that implementation of the proposal described above would achieve that result. The Board has always acted and will continue to act in what it considers to be the best interests of all the stockholders of the Company.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THIS PROPOSAL UNLESS OTHERWISE SPECIFIED BY THE STOCKHOLDER IN THE PROXY.

                           STOCKHOLDER PROPOSAL NO. 2

      Ruthellen Miller, 23 Park Circle, Great Neck, New York 11024, the beneficial owner of 300 shares of Common Stock, has notified the Company of her intention to introduce the following proposal at the Annual Meeting. Ms. Miller's proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL FOR THE REASONS STATED BELOW.

                          "GOLDEN PARACHUTE RESOLUTION

      "Resolved, that the shareholders recommend that the board of directors adopt a policy against entering into future agreements with officers and directors of this corporation which provide compensation contingent on a change of control of the corporation, unless such compensation agreements are submitted to a vote of the shareholders and approved by a majority of shares present and voting on the issue."

                              SUPPORTING STATEMENT

      Lucrative severance contracts awarded to senior corporate executives which provide compensation contingent on a change of control, usually through a merger or acquisition of the corporation, are known as "golden parachutes". These contracts are awarded without shareholder approval.

      I believe that the shareholders overwhelmingly disapprove of golden parachutes. A shareholder vote would allow the corporation's owners to decide for themselves whether golden parachutes are in their best interests.

      It is clear to me that requiring a shareholder  vote is necessary to
      address  the   conflicts   of  interest   between   management   and
      shareholders that arise in the awarding of golden parachutes.

                 I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION"
                 ----------------------------------------------

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      The Board of Directors believes that this proposal is detrimental to stockholders' interests and would weaken the ability of the Company to be effectively managed at critical times.

      The proposal requests the Board of Directors to refrain from entering into change of control severance agreements with officers and directors of the Company unless those agreements are approved in advance by stockholders. Change of control agreements, when used judiciously under the appropriate circumstances, benefit stockholders because they provide security to key employees in the event of a change of control. These employees would then be able to focus, without personal concern, on negotiating the best possible deal for stockholders and also secure a smooth transition if a new management team were desired. Rather than creating a conflict of interest, these agreements align the interests of management and stockholders.

      In addition, attracting and retaining talented management in the wake of a change of control is a priority interest of stockholders. In order to accomplish this goal, the Company believes that it is appropriate to offer competitive severance arrangements in order to continue to attract and retain qualified executive officers and other key employees. Requiring stockholder approval of these agreements would prevent the Board from being able to act quickly and decisively in time-pressured situations and, in certain cases, would necessitate the significant added cost of holding a special meeting of stockholders. The Board of Directors believes that the Company should retain the flexibility to include severance arrangements as a component of executive retention agreements in order to best serve its stockholders.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THIS PROPOSAL UNLESS OTHERWISE SPECIFIED BY THE STOCKHOLDER IN THE PROXY.

                           STOCKHOLDER PROPOSAL NO. 3

      The Amalgamated Bank of New York LongView Collective Investment Fund (the "Proposal No. 3 Proponent"), c/o Cornish F. Hitchcock, Esq. 1100 17th Street, N.W., 10th Floor, Washington, D.C. 20036-9680, the beneficial owner of 76,393 shares of Common Stock, has notified the Company of its intention to introduce the following proposal at the Annual Meeting. The Proposal No. 3 Proponent's proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below. THE BOARD OF DIRECTORS OPPOSES THIS PROPOSAL FOR THE REASONS STATED BELOW.

                              "SHAREHOLDER PROPOSAL

      RESOLVED: That the shareholders of Toys `R' Us, Inc. ("Toys `R' Us" or the "Company") request the Board of Directors to redeem the shareholder rights agreement previously issued and not to adopt or extend any rights agreement unless the adoption or extension of such a rights agreement has been approved by the affirmative vote of the shareholders.

                              SUPPORTING STATEMENT
                              --------------------

      In 1989 the Board of Directors issued certain shareholder rights pursuant to a "rights agreement" of the type commonly known as a "poison pill." In 1999 the Board adopted a replacement rights agreement, which is set to expire on 2009.

      In each instance the Board acted without obtaining the prior approval of shareholders. We believe that shareholders should have a more direct say on this topic.

      In  our  view,  the  Company's   rights   agreement  is  a  type  of
      anti-takeover device, which can injure shareholders by reducing management accountability and adversely affecting shareholder value. We believe that rights issued under this agreement are designed to discourage or thwart an unwanted takeover of the Company and that they can operate in this fashion.

      Although management and the Board of Directors should have appropriate tools to ensure that all shareholders benefit from any proposal to acquire the Company, we do not believe that the future possibility of a takeover justifies the unilateral imposition of such a poison pill. At a minimum, we believe that the shareholders should have the right to vote on the necessity of such a powerful tool, which could be used to entrench existing management.

      We believe that shareholder involvement is particularly important at this time, given the stock's disappointing performance in recent years. During the three- and five-year periods ending December 20, 1999, Toys `R' Us stock trailed the S&P 500 index and all but one of its five peer companies in the S&P 500 subgroup for specialty stores. The Company's stock price is also trading well below its peak of 42 7/8 in late 1993.

      In recent years, various companies have been willing to redeem outstanding rights or put their continued existence to a vote of their shareholders. We believe that Toys `R' Us should follow suit.

                    WE URGE YOU TO VOTE FOR THIS RESOLUTION!"
                                        ---

      THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE AGAINST THIS PROPOSAL FOR THE FOLLOWING REASONS:

      The Board is firmly committed to maximizing stockholder value. The Company's Rights Agreement (the "Rights Agreement") adopted in 1998 was put in place to protect stockholders against abusive takeover tactics and ensure that each stockholder would be treated fairly. In 1999, the Board of Directors amended the Rights Agreement to remove a provision restricting the redemption of rights following a change in the majority of the Board of Directors as a result of a proxy contest. The Board approved this revision in light of a recent decision of the Delaware Court of Chancery. Rights issuable under the Rights Agreement expire in 2008, unless earlier redeemed or exchanged by the Company in accordance with the provisions of the Rights Agreement.

      The Rights Agreement is designed to provide the Board with the ability to take what it believes are the most effective steps to protect and maximize the value of stockholders' investment in the Company. It is designed to encourage potential acquirors to negotiate directly with the Board, which the Company believes is in the best position to negotiate on behalf of all stockholders, evaluate the adequacy of any potential offer, and protect stockholders against potential abuses during the takeover process. The rights do not affect any takeover proposal which the Board believes is in the best interests of the Company's stockholders.

      The Board believes there is strong empirical evidence that the Rights Agreement better positions the Board to negotiate the most attractive price for all stockholders in the event there is a bid for the Company. Many companies with rights agreements have received unsolicited offers and have redeemed rights after directors were satisfied that the offer, as negotiated by the target company's board, adequately reflected the underlying value of the company and was fair and equitable to all stockholders. In fact, premiums paid to acquire target companies with rights agreements were on average eight percentage points higher than premiums paid for target companies that did not have such plans, according to a 1997 study by Georgeson & Company Inc. Georgeson also estimated that rights plans contributed an additional $13 billion in stockholder value during the last five years, and that the stockholders of acquired companies without rights agreements gave up $14.5 billion in potential premiums. The Rights Agreement is an important tool that the Board should have in the event of an unfair or coercive takeover attempt. Any action to redeem the Rights Agreement should only be made in the context of a specific acquisition proposal.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST THE ADOPTION OF THIS PROPOSAL. PROXIES SOLICITED BY THE BOARD OF DIRECTORS WILL BE VOTED AGAINST THIS PROPOSAL UNLESS OTHERWISE SPECIFIED BY THE STOCKHOLDER IN THE PROXY.

                            APPOINTMENT OF AUDITORS

      The Board of Directors of the Company has appointed and designated Ernst & Young LLP, independent auditors, New York, New York, to audit the consolidated financial statements of the Company for the fiscal year ending February 3, 2001.

      Representatives of Ernst & Young LLP are expected to be present at the meeting and will be afforded the opportunity to make a statement if they desire to do so, and such representatives are expected to be available to respond to appropriate questions.

                       SUBMISSION OF STOCKHOLDER PROPOSALS

      Proposals of stockholders submitted for inclusion in the proxy material to be distributed by the Company in connection with the annual meeting to be held in 2001 must be received by December 29, 2000.

      In addition, written notice of stockholder proposals (other than nominations of persons for election to the Board of Directors and other than proposals submitted to the Company for inclusion in the proxy material) for consideration at the annual meeting to be held in 2001 must be received by the Company no later than March 14, 2001 in order to be considered timely. The persons designated as proxies by the Company in connection with the annual meeting to be held in 2001 will have discretionary voting authority with respect to any stockholder proposal of which the Company did not receive timely notice.

                                              By order of the Board of Directors

                                              DENNIS J. BLOCK
                                              Secretary

April 28, 2000

                             [LOGO] Toys "R" Us (R)
                                 461 From Road
                               Paramus, NJ 07652

[Clip Art] PRINTED ON
           RECYCLED PAPER

                                                                        Appendix

                                TOYS "R" US, INC.
                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 7, 2000

The undersigned hereby appoints MICHAEL GOLDSTEIN and JOHN H. EYLER, JR., jointly and severally, proxies with power of substitution, to vote at the Annual Meeting of Stockholders of TOYS "R" US, INC. to be held June 7, 2000 (including adjournments), with all the powers the undersigned would possess if personally present, as specified on the reverse side with respect to the election of directors (including discretionary authority to accumulate votes) and the other matters to be considered, and in accordance with their discretion on any other business that may come before the meeting, and revokes all proxies previously given by the undersigned with respect to the shares covered hereby.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. In either event, please sign and return this card.

                  (Continued and to be signed on reverse side)

                                                            --------------------

                                                                SEE REVERSE
                                                                       SIDE

                                                            --------------------

                 Please Detach and Mail in the Envelope Provided

[X]   Please mark your votes as in this example.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 1.

                                    FOR          WITHHELD
      Item 1.  ELECTION             [_]            [_]
               OF
               DIRECTORS

      FOR, EXCEPT VOTE WITHHELD FROM THE FOLLOWING NOMINEE(S):

      --------------------------------------------------------------

      Election of Directors, Nominees:

      RoAnn Costin
      John H. Eyler, Jr.
      Michael Goldstein
      Calvin Hill
      Shirley Strum Kenny
      Charles Lazarus
      Norman S. Matthews
      Arthur B. Newman

      Item  2. STOCKHOLDER PROPOSALS:

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" STOCKHOLDER PROPOSAL NO. 1.

       Stockholder Proposal No. 1.         FOR           AGAINST         ABSTAIN
       Maximize Value Resolution           [_]             [_]             [_]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" STOCKHOLDER PROPOSAL NO. 2.

       Stockholder Proposal No. 2.         FOR           AGAINST         ABSTAIN
       Golden Parachute Resolution         [_]             [_]             [_]

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" STOCKHOLDER PROPOSAL NO. 3.

       Stockholder Proposal No. 3.         FOR           AGAINST         ABSTAIN
       To redeem the stockholder
       rights agreement                    [_]             [_]             [_]

      Item 3. In their discretion upon such other business as may properly be brought before the meeting.

IF THIS PROXY IS PROPERLY EXECUTED AND RETURNED, THE SHARES REPRESENTED HEREBY WILL BE VOTED, IF NOT OTHERWISE SPECIFIED (OR UNLESS DISCRETIONARY AUTHORITY TO ACCUMULATE VOTES IS EXERCISED), FOR ITEM 1 AND PURSUANT TO ITEM 3 AND AGAINST EACH OF THE STOCKHOLDER PROPOSALS SET FORTH IN ITEM 2.

SIGNATURE_____________________________  DATE____________________________________

SIGNATURE_____________________________  DATE____________________________________

Note: Please date and sign above exactly as name appears on this proxy. Executors, administrators, trustees, etc. should give full title. If shares are held jointly, each holder should sign.


                                       2